Exhibit 10.20

AMENDMENT NO. 3 TO AGREEMENT

This Amendment No. 3 (the “Amendment”) to the Agreement, by and between Walco International, Inc., a Delaware corporation (the “Company”) and Kathy C. Hassenpflug (the “Executive”) is entered into as of the 3rd day of September, 2009 (“Effective Date”).

WHEREAS, the Company and Executive previously entered into that certain Agreement dated March 10, 2000, as amended by that certain Non-Competition Addendum dated as of September 30, 2005, and Amendment No. 2 to Agreement dated as of December 31, 2008 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend certain terms of the Agreement as set forth herein;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Capitalized Terms.  All capitalized terms used, but not defined herein, shall have the same meaning as prescribed in the Employment Agreement.

2.           Termination Other than for Cause following Change of Control.  In the event of (i) a change of control of either the Company or AHII prior to January 1, 2011, and (ii) within two (2) years of such change of control either (x) the Company terminates the Employee’s employment with the Company other than for Cause, or (y) Employee resigns her employment with the Company for Good Reason as defined in the Agreement; the Company shall pay the Employee severance pay for a period of twelve (12) months in an amount equal to the compensation paid to Employee during the Employee’s last full calendar year of employment with the Company, as reflected on the Employee’s W-2 (the "Severance Pay"), minus applicable taxes or other amounts required to be withheld by the Company under applicable law.  The Severance Pay shall be paid in equal semi-monthly installments, in accordance with the Company's normal payroll practices.

3.           Compensation Due Upon Termination of Agreement in Accordance with Section 2 of the Amendment.  In the event of a termination of the Agreement in accordance with Section 2 of the Amendment, then the Company and AHII shall have no further obligation to the Employee under the Agreement or otherwise, except for (a) payment of any earned but unpaid Base Salary through the date of termination; (b) payment of any authorized but unreimbursed business expenses through the date of termination; (c) payment of any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that the Employee may have under the applicable provisions of any benefit plan or policy of the Company in which the Employee is participating before the date of termination; and (d) payment of the Severance Pay.  The Employee shall not be entitled to the Severance Pay if Employee’s employment is terminated due to Employee’s death, due to Employee’s disability, by the Company for cause in accordance with the Agreement, or if the Employee resigns other than for Good Reason.

4.           Conditions on Payment of Severance Pay.  Notwithstanding any other provision in the Agreement or this Amendment, the Company's obligation to pay the Severance Pay to the Employee is subject to the condition that the Employee complies with all of Employee’s post-termination obligations to the Company or AHII, including without limitation, any restrictive covenants in the Agreement.  The Company shall have the right to suspend or cease payment of any Severance Pay as well as to seek restitution of any Severance Pay already paid, if such covenants have been breached by you but all other provisions of the Agreement, as amended by this Amendment, shall remain in full force and effect.  The Company's payment of Severance Pay to you is also subject to the condition that you sign a release of claims in a form satisfactory to the Company within forty-five (45) days of the date you receive notice of termination of employment or the date you receive a copy of the release of claims, whichever is later, and upon Employee not revoking the release of claims thereafter as permitted by applicable law.

5.           Entire Agreement.  This Amendment constitutes the sole and entire agreement of the parties with respect to the third amendment of the Agreement; supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matter; and may not be modified except in a writing signed by both parties.  In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

EXECUTIVE	WALCO INTERNATIONAL, INC.

/s/ Kathy C. Hassenpflug	By: /s James C. Robison
Name: James C. Robison
Kathy C. Hassenpflug	Title: President and C.E.O.